                                                                         EXHIBIT 12

                   TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                Years Ended December 31,
                                     ______________________________________________
                                      1996      1995      1994      1993      1992
                                               (Dollar amounts in millions)
Fixed charges:
  Interest and debt expense .......  $607.7    $625.3    $485.6    $414.5    $459.5
  One-third of rent expense .......    15.2      14.5      22.4      18.3      20.1
                                     ______    ______    ______    ______    ______
    Total .........................  $622.9    $639.8    $508.0    $432.8    $479.6
                                     ======    ======    ======    ======    ======

Earnings:
  Income (loss) from continuing
    operations before income taxes
    and extraordinary loss on
    early extinguishment of
    debt in 1993 ..................  $145.8    $358.1    $313.8    $218.2    $283.7
  Fixed charges ...................   622.9     639.8     508.0     432.8     479.6
                                     ______    ______    ______    ______    ______
    Total .........................  $768.7    $997.9    $821.8    $651.0    $763.3
                                     ======    ======    ======    ======    ======

Ratio of earnings to fixed
  charges .........................    1.23      1.56      1.62      1.50      1.59
                                       ====      ====      ====      ====      ====
